SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Gritstone bio, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

39868T 105

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 39868T 105

1.	Names of Reporting Persons Frazier Life Sciences Public Fund, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,131,470 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,131,470 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,131,470 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.0% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 4,131,470 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons FHMLSP, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,131,470 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,131,470 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,131,470 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.0% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 4,131,470 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons FHMLSP, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,131,470 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,131,470 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,131,470 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.0% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of 4,131,470 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons Frazier Healthcare VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 802,258 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 802,258 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 802,258 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.0% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 802,258 shares of Common Stock held directly by Frazier Healthcare VII, L.P. FHM VII, L.P. is the general partner of Frazier Healthcare VII, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons Frazier Healthcare VII-A, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 228,620 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 228,620 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 228,620 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 0.3% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of 228,620 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII-A, L.P.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons FHM VII, L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,030,878 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,030,878 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,030,878 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.2% (2)
12.	Type of Reporting Person (see instructions) PN

(1)

Consists of (i) 802,258 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 228,620 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P (collectively, the “FH Shares”). FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the FH Shares.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons FHM VII, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,030,878 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,030,878 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,030,878 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.2% (2)
12.	Type of Reporting Person (see instructions) OO

(1)

Consists of (i) 802,258 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 228,620 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P (collectively, the “FH Shares”). FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the FH Shares.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons James N. Topper
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 61,307 shares (1)
	6.	Shared Voting Power 5,162,348 shares (2)
	7.	Sole Dispositive Power 61,307 shares (1)
	8.	Shared Dispositive Power 5,162,348 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,223,655 shares (1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.3% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	Consists of 61,307 shares of Common Stock held directly by James N. Topper.
(2)

Consists of (i) 802,258 shares of Common Stock held directly by Frazier Healthcare VII, L.P., (ii) 228,620 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P., and (iii) 4,131,470 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(3)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons Patrick J. Heron
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 61,307 shares (1)
	6.	Shared Voting Power 5,162,348 shares (2)
	7.	Sole Dispositive Power 61,307 shares (1)
	8.	Shared Dispositive Power 5,162,348 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 5,223,655 shares (1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 6.3% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	Consists of (i) 61,307 shares of Common Stock held directly by The Heron Living Trust dated 11/30/2004, which Patrick J. Heron is the trustee and has voting and investment power over such shares.
(2)

Consists of (i) 802,258 shares of Common Stock held directly by Frazier Healthcare VII, L.P., (ii) 228,620 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P., and (iii) 4,131,470 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(3)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons Albert Cha
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,131,470 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,131,470 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,131,470 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.0% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 4,131,470 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons James Brush
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 4,131,470 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 4,131,470 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 4,131,470 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 5.0% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of 4,131,470 shares of Common Stock held directly by Frazier Life Sciences Public Fund, L.P. FHMLSP, L.P. is the general partner of Frazier Life Sciences Public Fund, L.P. and FHMLSP, L.L.C. is the general partner of FHMLSP, L.P. Patrick J. Heron, James N. Topper, Albert Cha and James Brush are the members of FHMLSP, L.L.C. and therefore share voting and investment power over the shares held by Frazier Life Sciences Public Fund, L.P.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons Nader Naini
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0 shares
	6.	Shared Voting Power 1,030,878 shares (1)
	7.	Sole Dispositive Power 0 shares
	8.	Shared Dispositive Power 1,030,878 shares (1)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,030,878 shares (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.2% (2)
12.	Type of Reporting Person (see instructions) IN

(1)

Consists of (i) 802,258 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 228,620 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.

(2)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons Brian Morfitt
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 5,722 shares (1)
	6.	Shared Voting Power 1,030,878 shares (2)
	7.	Sole Dispositive Power 5,722 shares (1)
	8.	Shared Dispositive Power 1,030,878 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,036,600 shares (1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.2% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	Consists of 5,722 shares of Common Stock held directly by Brian Morfitt.
(2)

Consists of (i) 802,258 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 228,620 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.

(3)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

CUSIP No. 39868T 105

1.	Names of Reporting Persons Nathan Every
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 8,221 shares (1)
	6.	Shared Voting Power 1,030,878 shares (2)
	7.	Sole Dispositive Power 8,221 shares (1)
	8.	Shared Dispositive Power 1,030,878 shares (2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,039,099 shares (1)(2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (see instructions) ☐
11.	Percent of Class Represented by Amount in Row 9 1.2% (3)
12.	Type of Reporting Person (see instructions) IN

(1)	Consists of 8,221 shares of Common Stock held directly by Nathan Every.
(2)

Consists of (i) 802,258 shares of Common Stock held directly by Frazier Healthcare VII, L.P. and (ii) 228,620 shares of Common Stock held directly by Frazier Healthcare VII-A, L.P. FHM VII, L.P. is the general partner of both Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P. and FHM VII, L.L.C. is the general partner of FHM VII, L.P. Nader Naini, Patrick J. Heron, James N. Topper, Nathan Every, and Brian Morfitt are the members of FHM VII, L.L.C. and therefore share voting and investment power over the shares held by Frazier Healthcare VII, L.P. and Frazier Healthcare VII-A, L.P.

(3)	Based on 83,366,277 shares of Common Stock outstanding on November 1, 2022 as set forth in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 3, 2022.

Item 1(a).	Name of Issuer: Gritstone bio, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices: 5959 Horton Street, Suite 300, Emeryville, California 94608

Item 2(a).

Name of Person Filing:

The entities and persons filing this statement (collectively, the “Reporting Persons”) are:

Frazier Healthcare VII, L.P. (“FH-VII”)

Frazier Healthcare VII-A, L.P. (“FH-VIIA”)

FHM VII, L.P. (“FHM-VII L.P.”)

FHM VII, L.L.C. (“FHM-VII LLC”)

Frazier Life Sciences Public Fund, L.P. (“FLSPF”)

FHMLSP, L.P.

FHMLSP, L.L.C.

James N. Topper (“Topper”)

Patrick J. Heron (“Heron”)

Nader Naini (“Naini”)

Nathan Every (“Every”)

Brian Morfitt (“Morfitt”)

Albert Cha (“Cha”)

James Brush (“Brush” and together with Topper, Heron, Naini, Every and Brush, the “Members”)

Item 2(b).

Address of Principal Business Office or, if none, Residence:

The address and principal business office of the Reporting Persons is:

c/o Frazier Life Sciences Management, L.P.

70 Willow Road, Suite 200

Menlo Park, CA 94025

Item 2(c).	Citizenship:

Entities:	FH-VII	-	Delaware, U.S.A.
	FH-VIIA	-	Delaware, U.S.A.
	FHM-VII L.P.	-	Delaware, U.S.A.
	FHM-VII LLC	-	Delaware, U.S.A.
	FLSPF	-	Delaware, U.S.A.
	FHMLSP, L.P.	-	Delaware, U.S.A.
	FHMLSP, L.L.C.	-	Delaware, U.S.A.

Individuals:	Topper	-	United States Citizen
	Heron	-	United States Citizen
	Naini	-	United States Citizen
	Every	-	United States Citizen
	Morfitt	-	United States Citizen
	Cha	-	United States Citizen
	Brush	-	United States Citizen

Item 2(d).	Title of Class of Securities: Common Stock

Item 2(e).	CUSIP Number: 39868T 105

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐ Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c)	☐ Insurance company as defined in section 3(a)19) of the Act (15 U.S.C. 78c);

(d)	☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e)	☐ An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐ A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐ A non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J);

(k)	☐ Group, in accordance with §240.13d–1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with §240.13d–1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a)	Amount Beneficially Owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote: See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of: See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☐.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Each member of the group is identified on Exhibit A to this Schedule 13G amendment.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2023	FRAZIER HEALTHCARE VII, L.P.
By FHM VII, L.P., its general partner
By FHM VII, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 14, 2023	FRAZIER HEALTHCARE VII-A, L.P.
By FHM VII, L.P., its general partner
By FHM VII, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 14, 2023	FHM VII, L.P.
By FHM VII, L.L.C., its general partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 14, 2023	FHM VII, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 14, 2023	FRAZIER LIFE SCIENCES PUBLIC FUND, L.P.
By: FHMLSP, L.P., its General Partner
By: FHMLSP, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 14, 2023	FHMLSP, L.P.
By: FHMLSP, L.L.C., its General Partner

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 14, 2023	FHMLSP, L.L.C.

	By:	/s/ Steve R. Bailey
Steve R. Bailey, Chief Financial Officer

Date: February 14, 2023	By:	/s/ James N. Topper
James N. Topper

Date: February 14, 2023	By:	/s/ Patrick J. Heron
Patrick J. Heron

Date: February 14, 2023	By:	/s/ Nader Naini
Nader Naini

Date: February 14, 2023	By:	/s/ Nathan Every
Nathan Every

Date: February 14, 2023	By:	/s/ Brian Morfitt
Brian Morfitt

Date: February 14, 2023	By:	/s/ Albert Cha
Albert Cha

Date: February 14, 2023	By:	/s/ James Brush
James Brush

Date: February 14, 2023	*By:	/s/ Steve R. Bailey
Steve R. Bailey, as Attorney-in-Fact

*	This Schedule 13G was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on March 29, 2016.
**	This Schedule 13G was executed by Steve R. Bailey on behalf of the individuals listed above pursuant to a Power of Attorney, a copy of which was filed with the SEC on August 16, 2021.

Exhibit Index

Exhibit A -	Agreement regarding filing of joint Schedule 13G.